Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Profire Energy, Inc., a public Utah corporation, of 321 South 1250 West, Suite 1, Lindon, Utah 84042 (“Profire Energy” or “the Company”), and Brenton Wayne Hatch, of Spanish Fork Utah (“Employee”), in Lindon , Utah on June 28th, 2013. Employee and Profire Energy may be referred to collectively as the Parties. The Parties agree as follows:

1.0       General Employment Terms. The Company shall employ Employee on an initial full-time basis for a two-year calendar period from the date of this Agreement, unless terminated in accordance with the provisions of this Agreement. The Agreement shall be self-renewing for additional one-year employment periods for five years, unless otherwise terminated in accordance with the termination provisions of this Agreement. Employee shall be designated as the Chief Executive Officer of the Company. Employee agrees to serve the Company on an initial full-time basis of not less than a collective (40) hours per week. The duties of such position may be prescribed or altered by the Board or other senior officer.

2.0       Best Efforts of Employee. Employee agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the satisfaction of the Company. Employee shall perform such duties at such place(s) as the needs, business, or opportunities of the Company may require.

3.0       Specific Duties of Employee.

            3.1       The duties and general job description of Employee if not understood in the job title will be set-out and described in the attached and incorporated Exhibit “A” and specifically directed by the board of directors.

            3.2       Employee will further act consistent with this Agreement to advance the best interests of the Company and shall not engage in any activities which he deems or believes to be in conflict or inconsistent with the business purposes of either the Company or any of its subsidiaries. Employee shall further make suggestions and recommendations to the board of Profire Energy at all times as to the direction and progress of the Company.

            3.3        Employee shall report periodically, at the Company’s request, as to the duties prescribed for the Employee’s office.

            3.4       Employee agrees not to engage in any activity which constitutes a conflict of interest, or impairs his services to Profire Energy, and agrees that any business concept, opportunities or rights which would logically be developed or employed by the Company shall be exclusively referred by Employee to Profire Energy for consideration, adoption and acquisition and he shall not, in any way, act in any competitive or inconsistent manner to the well being and profitability of the Company. Employee further agrees not to sit upon or have any management interest in any competitive or potentially competitive company and further agrees not to be retained or sit upon any other board of directors having unrelated business activities without the consent of the board of directors of Profire Energy or until after the non-competition period prescribed by this Agreement has expired.

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            3.5       Subject only to specific terms of termination contained herein or set-out by a Company Employment Policy Manual, Employee shall remain an employee at will.

4.0       Compensation of Employee.

            4.1        Employee will be paid a gross annual starting salary of Two hundred and seventy thousand Dollars ($270,000) payable 1/12 per month as a base salary for his services. The salary may be adjusted upward by the board at their discretion. Employee shall be paid not later than the last day of each month, or more frequently as the Company may determine, but subject to standard deductions for mandatory payroll taxes, social security and other governmentally imposed deductions or withholdings from wages, such as Medicaid and unemployment insurance

            4.2        In accordance with the Company’s policies, established from time to time, Profire Energy will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, but subject to the presentment of appropriate vouchers or receipts. These expenses are limited to reimbursement for phone, business travel, business meals, lodging when traveling on Company business and ground transportation, including rental vehicles when traveling on Company business. The board may consider other expenses any time on a discretionary basis. The Employee will also be entitled to a monthly spending allowance of $2,000 as an added benefit to the position. This allowance will be paid out as salary compensation. This amount could be used for any personal expense by the Employee. Any amounts used will be considered compensation.

            4.3       Employee acknowledges that as of the date of this Agreement, he is not entitled to any stock option or other equity incentive grant or award for services rendered to the Company to the date of this Agreement and nothing in this Agreement obligates the Company to make any such grant or award to Employee in the future. Any such future grants will be a function of board of director resolution.

            4.4       Employee shall have all medical and dental insurance premiums paid by the company.

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            4.5        In the event of termination as provided by this Agreement, Employee shall be paid all earned compensation through the effective date of termination promptly by Profire Energy and in accordance with the terms of this Agreement.

            4.6       The Employee will have a vehicle allowance in the amount of $1,200 per month. This amount will be added to the Employee’s monthly check and used at his discretion to purchase or lease a vehicle.

            4.7       The Employee will have 4 weeks of paid vacation or leave time per year.

            4.8       The board of directors will consider on a year- end annual basis a cash bonus based on performance.

5.0       Recommendations for Improving Operations. Employee shall provide Profire Energy with all information suggestions, and recommendations regarding the Company’s business, of which Employee has knowledge and that will be of benefit to the Company.

6.0       Intellectual Property Assignment. Intellectual property for the purposes of this Agreement shall be defined as any trade secrets as defined under Utah statutory law or common law, general proprietary information regarding the operation of the business and specific reserved intellectual property rights; such as trademarks, copyrights, and patents. Employee agrees to fully assign any intellectual property developed by or to which he has contributed during his employment exclusively to Profire Energy as part of his consideration for the compensation received. Nothing contained in this paragraph shall, however, prohibit or limit individual ownership by Employee of intellectual property owned by or brought by Employee to the Company, or developed independently of his employment with the Company and not using any resources related to the Company’s activities.

7.0       Confidentiality. Employee recognizes that the Company has and will have information regarding the products or services to be marketed and sold, the clients and potential clients to which products or services are to be marketed and sold, the suppliers and the technique for marketing and selling generally (collectively “Confidential Information”) which, in its totality, is not known to the public and which are valuable, special and unique assets of the Company. Employee agrees that he will not at any time or in any manner, either directly or indirectly, use any Confidential Information for his own benefit or use of any of the Company’s Confidential Information in any way that is directly or indirectly in competition with the Company. Employee agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Confidential Information to any third party without the prior written consent of the Company. Employee will also reasonably protect the Company’s Confidential Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify termination and/or legal and/or equitable relief as more particularly set-out in paragraph 20 on Remedies. The terms of this paragraph shall survive this Agreement.

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8.0       Unauthorized Disclosure of Information. If it appears that Employee has disclosed (or has threatened to disclose) Confidential Information or Intellectual Property of the Company in violation of this Agreement, the Company shall be entitled to an injunction to restrain Employee and/or his agents from disclosing, in whole or in part, such Confidential Information or Intellectual Property, or from providing any goods or services to any person to whom such Confidential Information has been disclosed or may be disclosed or from using such Confidential Information to sell goods or services. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9.0       Confidentiality After Termination. All provisions of this Agreement regarding Confidential Information or Intellectual Property shall remain in full force and effect after the termination of this Agreement for a period of two years.

10.0     Services to Third Parties. Employee if employed full-time shall not provide any consulting services to or enter employment with any third party during the course of his employment under this Agreement, unless he has obtained the Company’s prior written consent.

11.0     Return of Records, Property and Confidential Information. Upon termination of this Agreement, Employee shall deliver all records, customer or supplier lists, notes, data, memoranda, models, computers, files, computer files, recorded data, and equipment of any nature that are in his control or possession that are the Company’s property or relate to the Company’s business or that are copies of the Company’s documents or that contain the Company’s Confidential Information or Intellectual Property.

12.0     Termination. Employee’s employment under this Agreement may be terminated as follows:

            A. Termination Without Cause. This Agreement may be terminated by the Company at any time without cause, but with ninety day prior written notice. In the event Employee is terminated by the Company without cause, the Company shall pay to Employee, as a severance allowance, his then current monthly base salary, and health and other benefits for the two-week period following the month of termination and including the month in which notice of termination occurs if employed for a continuous period of six months or more.

            B. Termination For Cause. The Company may also terminate this Agreement upon prior notice if the Agreement is terminated for cause. For purposes of this Agreement, termination for cause shall mean termination for fraud, embezzlement, bankruptcy, loss of license, misfeasance, theft, conflicts, or a material criminal act or any material breach of this Agreement. In the event that Employee’s employment is terminated for cause, then Employee shall be entitled to receive his then current monthly base salary and any employee rights or compensation which would vest in the month of termination pro-rated through the date of termination, but off-set by any amounts which may have been appropriated or wrongfully taken by Employee or which arise out of damages to the Company through the errors or omissions of Employee.

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            C. Resignation. In the event that Employee’s employment is terminated pursuant to his resignation, then Employee shall be entitled to receive his then current monthly base salary and any other compensation or right which would vest in the month the resignation becomes effective, pro-rated to the date of last service. Employee’s employment shall be terminated on the earlier of: 30 days following the written submission of his resignation; or the date such resignation is accepted by the Company.

            D. Assistance. In the event of a voluntary termination, Employee agrees to provide reasonable orientation, training and assistance to any new employee or agent of the Company and to be compensated for such training at his last level of computation pro-rated on an hourly basis for a period of up to twenty (20) days.

13.0     Termination for Disability or Death. The Company shall have the option to terminate this Agreement if Employee is no longer able to perform the essential functions of the position with reasonable accommodation. In the event of termination for disability or death, Employee shall receive the termination rights and benefits described by paragraph 12A for termination without cause.

14.0     Disclosure. Employee is required to disclose any outside activities or interests, including ownership or participation in the development of intellectual property or trade secrets that may conflict or compete with the interests of the Company. Immediate disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to the sale or marketing of any product similar to any product offered by the Company anywhere in the world; or the sale or marketing (anywhere in the world) of any product or service that competes with any of the products or services sold by or to be sold by the Company. Employee, at all times he is associated with the Company under this Agreement, agrees to provide a copy of all securities or accounts in which he has a legal or beneficial interest on a monthly basis to the Company and all transactions in those securities or accounts within ten days of the transaction. The Company will retain such information on a confidential basis and disclose it only pursuant to legal process, including arbitration.

15.0     Assignment. Employee’s obligations under this Agreement may not be assigned or transferred to any other person, firm, corporation or entity without the prior written consent of the Company.

16.0     Non-Competition. During the term of this Agreement and for a two-year period after termination, Employee agrees not to engage in any competitive activity or business as an owner, consultant, employee, officer, director, agent, majority interest holder on in any like capacity with the Company.

17.0     Compliance with Company’s Rules. Employee agrees to comply with all of the published rules, regulations, and guidelines of Company as they are amended from time to time consistent with this Agreement.

18.0     Solicitation of Customers and Solicitation of Employees:

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            18.1     All clients of Profire Energy during the term of this Agreement, whether or not solicited by or retained through the efforts of Employee, shall remain exclusively the clients of Profire Energy.

           18.2      Employee agrees that during his employment by the Company hereunder and for a two-year period after his termination date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate to any competing business (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Employee during the period serviced by Employee up to three years preceding the termination of such employment; (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the one-year period prior to the date of termination of employment; or (iii) any account existing at any financial institution.

            18.3     Employee agrees that during his employment by the Company hereunder and for a two-year period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

19.0     Return of Property. Immediately upon termination of this Agreement, Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control, which is Company’s property or related to Company’s business. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Employee.

20.0     Remedies. The remedies of Profire Energy under this Agreement for damages or injunctive relief shall survive the termination of employment of Employee and/or this Agreement. The remedies shall specifically include the following:

            A. For any wrongful appropriation or continued association with a Profire Energy client, damages equal to treble the last annual fees earned from that client by Profire Energy or Profire Combustion, or if the client has been a Profire Energy client less than one year, the calculation of the annual fee projected from the actual fee;

            B. For any wrongful appropriation or taking of a proprietary procedure, list, property secret, or other thing or concept of value; liquidated damages of not less than ten thousand dollars ($10,000) per occurrence, or such greater actual and punitive damages as may be proven;

            C. The pursuit or recovery of actual damages under this Agreement shall not limit or prevent the right of Profire Energy to obtain appropriate injunctive relief which shall be granted to prevent or prohibit any ongoing wrongful acts or appropriations;

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            D. The prevailing party under any action brought under this Agreement for damages or injunctive relief shall be entitled to costs of court, reasonable attorney fees and interest from the date of breach at 12% APR for any damages awarded.

21.0      Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United State mail, postage paid, addressed as follows:

If for the Employee:	If for the Company:

Brent Hatch	Harold Albert
992 River Hill Drive	321 S 1250 W, #1
Spanish Fork Utah 84660	Lindon, Utah 84042

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above to the other party and attaching proof of service of such change to this Agreement.

22.0     Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

23.0     Amendment. This Agreement may only be modified or amended if the amendment is made in writing and is signed by the parties.

24.0     Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

25.0     Waiver of Contractual Right. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26.0     Interpretation. This Agreement shall not be construed against the drafting Party. Both Parties acknowledge adequate opportunity to seek legal counsel regarding this Agreement.

27.0     Applicable Law, Exclusive Jurisdiction, and Venue. This Agreement shall be governed by the laws of the State of Utah. In the event of a dispute relating to interpretation or enforcement of this Agreement, the prevailing party shall be awarded all reasonable attorneys’ fees and costs incurred.

28.0     Effective Date. Date of signature below unless otherwise indicated to be the date of May 1, 2013.

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Profire Energy, Inc.

/s/ Harold Albert	Date: June 28, 2013
By: Harold Albert
Its: COO

Employee

/s/ Brenton W. Hatch	Date: June 28, 2013
Brenton Wayne Hatch

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